CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2010
SEVENTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2010.

2.
Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons (capitalized terms used but not defined herein are as defined in the Plan):

a.	To provide for the merger of the Williams Controls, Inc. 401(k) Savings Plan into the Plan effective on or about April 1, 2014;

b.	To provide for the merger of the Exlar Corporation 401(k) Plan into the Plan effective on or about August 1, 2014;

c.
To provide that any Employees who were acquired from an entity acquired by the Employer or an Affiliated Employer in either an asset or stock acquisition will receive eligibility and vesting credit under the Plan for their prior service with such acquired entity, based on their most recent date of hire with such acquired entity prior to the date as of which they became Employees under the Plan, effective January 1, 2014;

d.
To provide that Matching Contributions made on or after January 1, 2014, on behalf of any Employee employed by the Employer on or after April 1, 2013, and on or before December 31, 2013, at the operations and facilities that were acquired by the Company from Cimarron Energy Inc. will be fully vested upon the completion of 3 years of Vesting Service and partially vested prior to the completion of 3 years of Vesting Service;

e.	To provide that a Participant will be permitted to have up to two outstanding loans at any given time, effective January 1, 2015.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan:

1.	Effective January 1, 2015, Section 8.05(a)(viii) is amended in its entirety to read as follows:

(viii)	To the extent permitted in this Article 8, a Participant will be permitted to have up to 2 outstanding loans at any given time.

2.	Effective January 1, 2014, paragraph 26(f)(i) of Appendix A is amended in its entirety to read as follows:

(i)
Subject to subparagraph (f)(ii) below, a Cimarron Employee for whom Discretionary Match Contributions were made for the period April 1, 2013, through December 31, 2013, will become vested in amounts credited to his Cimarron Match Subaccount and in the value of Matching Contributions made on his behalf on or after January 1, 2014, in accordance with the following schedule:

Years of Vesting Service    Vested Percentage
Less than 1 0%
1 but less than 2 20%
2 but less than 3 40%
3 or more 100%

3.	Effective January 1, 2014, Appendix A is amended by adding paragraph 31 to read as follows:

31.	General Provision Regarding Eligibility and Vesting Service for Employees of Acquired Entities
For purposes of determining Years of Eligibility Service and Vesting Service with respect to any Employee formerly employed by an entity acquired by the Employer or an Affiliated Employer by means of an asset or stock acquisition who becomes an Employee on the date of such acquisition, whose immediate prior service was with such acquired entity or an affiliate thereof, and who is employed by such entity at such acquisition date, service shall commence with his or her most recent date of hire with such entity immediately prior to such acquisition date.

4.	The Williams Controls, Inc. 401(k) Savings Plan (the “Williams Plan”) shall be and hereby is merged with and into the Plan effective on or about April 1, 2014, with the surviving plan being the Plan. Accounts transferred to the Plan from the Williams Plan shall initially be invested in the Investment Fund(s) designated by the Administrative Committee most similar in characteristics to the investment fund(s) in which such transferred amounts were invested under the Williams Plan, otherwise in the Fidelity Managed Income Portfolio II Class 2. Any Member may thereafter change the investment of his Accounts, including the transferred amounts, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

5.
The Exlar Corporation 401(k) Plan (the “Exlar Plan”) shall be and hereby is merged with and into the Plan effective on or about August 1, 2014, with the surviving plan being the Plan. Accounts transferred to the Plan from the Exlar Plan shall initially be invested in the Investment Fund designated by the Administrative Committee, which shall be the Fidelity Freedom Fund selected on the basis of the Member’s age. Any Member may thereafter change the investment of his Accounts, including the transferred amounts, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2014.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: